Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

TriSalus Life Sciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(1)(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	457(c)	5,859,375	$4.10	$24,023,437.50	0.00014760	$3,545.86
Total Offering Amounts					$24,023,437.50		$3,545.86
Total Fee Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$3,545.86

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional number of shares of Common Stock, par value $0.0001 per share (“Common Stock”), of TriSalus Life Sciences, Inc. (the “Registrant”) that become issuable upon stock splits, stock dividends or other distribution, recapitalization or similar events with respect to the shares of Common Stock being registered pursuant to this Registration Statement.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act based on the average of the high and low prices of the Registrant’s Common Stock on the Nasdaq Capital Market on December 8, 2023.